Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Media Relations	Leila Dillon, 508.661.2264, news@ameresco.com
	Investor Relations	Eric Prouty, AdvisIRy Partners 212.750.5800, eric.prouty@advisiry.com
Lynn Morgen, AdvisIRy Partners, 212.750.5800, lynn.morgen@advisiry.com

Ameresco Provides Southern California Edison (SCE) Project Update

FRAMINGHAM, M.A. – April 10, 2022 – Ameresco, Inc. (NYSE:AMRC), a leading cleantech integrator specializing in energy efficiency and renewable energy, today announced updates on recent communications with the battery supplier for Ameresco’s battery energy storage systems (BESS) projects with Southern California Edison Company (SCE). Due to the COVID-19 lockdowns in several regions around China, the supplier has indicated to Ameresco an adverse impact on the supplier’s ability to deliver batteries on the agreed upon timeline. In addition, newly implemented Chinese transportation safety policies may cause delays in the shipment of a portion of the batteries.

Ameresco has been evaluating the circumstances described in the supplier’s communications as well as the impact they may have on the timeline for the BESS projects. Although these circumstances may prevent Ameresco from fully completing all three BESS projects by August 1, 2022, Ameresco believes that the events described in the communications constitute force majeure events under Ameresco’s Turnkey Engineering, Procurement, Construction and Maintenance Agreement dated October 20, 2021 with SCE (the “EPCM Agreement”). Ameresco has accordingly notified SCE and is in communications with SCE and the supplier about the circumstances. Under the EPCM Agreement, the guaranteed substantial completion date for the BESS projects can be extended without the imposition of liquidated damages in the event of a force majeure event.

Against market challenges, significant milestones have already been achieved in the BESS projects, including securing high and medium voltage transformers, auxiliary transformers, inverters, all switchgear and ancillary equipment. Construction related activities are proceeding at all project sites in preparation for battery delivery. Ameresco is also actively working with its suppliers and SCE to avoid or mitigate potential delays, including working with the Port of Long Beach on expedited ship and container handling.

Ameresco continues to monitor developments in China and their potential effects on the BESS projects. Based on its current visibility, Ameresco does not expect potential battery supply delays to materially impact 2022 results and reaffirms the annual earnings guidance announced on February 28, 2022.

Ameresco expects to provide further updates and outlook regarding the BESS projects, when it announces financial results for the quarter ended March 31, 2022 in early May.

About Ameresco, Inc.
Founded in 2000, Ameresco, Inc. (NYSE:AMRC) is a leading cleantech integrator and renewable energy asset developer, owner and operator. Our comprehensive portfolio includes energy efficiency, infrastructure upgrades, asset sustainability and renewable energy solutions delivered to clients throughout North America and Europe. Ameresco’s sustainability services in support of clients’ pursuit of Net-Zero include upgrades to a facility’s energy infrastructure and the development, construction, and operation of distributed energy resources. Ameresco has successfully completed energy saving, environmentally responsible projects with Federal, state and local governments, healthcare and educational institutions, housing authorities, and commercial and industrial customers. With its corporate headquarters in Framingham, MA, Ameresco has more than 1,200 employees providing local expertise in the United States, Canada, and Europe. For more information, visit www.ameresco.com.

Forward Looking Statements
Any statements in this filing about future expectations, plans and prospects for Ameresco, Inc., including statements about expected future financial results, the expected timeline of SCE Project and the nature and duration of the circumstances surround the project, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed or at all; the timing of work we do on projects where we recognize revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without delay; demand for our energy efficiency and renewable energy solutions; our ability to arrange financing to fund our operations and projects and to comply with covenants in our existing debt agreements; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy and the fiscal health of the government; the ability of customers to cancel or defer contracts included in our backlog; the effects of our acquisitions and joint ventures; seasonality in construction and in demand for our products and services; a customer’s decision to delay our work on, or other risks involved with, a particular project; availability and costs of labor and equipment particularly given global supply chain challenges; our reliance on third parties for our construction and installation work; the addition of new customers or the loss of existing customers including our reliance on the agreement with SCE for a significant portion of our revenues in 2022; the impact from Covid-19 on our business and the SCE project; market price of the Company's stock prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; the Company's cash flows from operations; cybersecurity incidents and breaches; and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission (SEC) on March 1, 2022. The forward-looking statements included herein represent our views as of the date hereof. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.